CORRECTING and REPLACING Qurate Retail, Inc. Announces Investor Meeting and Webcast
CORRECTION...by Qurate Retail, Inc.
May 03, 2018 07:03 PM Eastern Daylight Time
ENGLEWOOD, Colo.--(BUSINESS WIRE)--Presentation and webcast time listed in first paragraph of release dated May 3, 2018, should read: 10:00 a.m., E.D.T. (instead of 9:15 a.m., E.D.T.).
The corrected release reads:
QURATE RETAIL, INC. ANNOUNCES INVESTOR MEETING AND WEBCAST
Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB) will webcast its 2018 Investor Meeting on Tuesday, May 22, 2018. The investor meeting will begin at 9:15 a.m., E.D.T. with presentations and the webcast starting at 10 a.m., E.D.T.
The Investor Meeting will be held at the QVC Studio Park in West Chester, PA. If you are interested in attending, please RSVP to investor@libertyinteractive.com and include your name, firm and email address.
The Investor Meeting will be broadcast live via the Internet. All interested persons should visit the Qurate Retail website at http://www.qurateretail.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.
About Qurate Retail, Inc. (formerly Liberty Interactive Corporation)
Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of its subsidiaries QVC, Inc., HSN, Inc., and zulily, llc (collectively, the Qurate Retail Group) as well as its interests in ILG and FTD, among other things.
Contacts
Qurate Retail, Inc.
Courtnee Chun, 720-875-5420